Exhibit 99.1
Berry Petroleum Company News

Berry Petroleum Announces Results for Third Quarter of 2012
Acquires Additional Uinta Properties

Denver, Colorado. - (BUSINESS WIRE) - November 1, 2012 - Berry Petroleum Company (NYSE: BRY) reported net earnings of $18 million, or $0.33 per diluted share, for the third quarter of 2012. The reported earnings include a non-cash loss on derivatives of $20 million and dry hole expense of $1 million. Excluding these items, adjusted net earnings were $39 million, or $0.71 per diluted share. Oil and natural gas sales were $233 million during the quarter. Discretionary cash flow for the quarter totaled $125 million, and net cash provided by operating activities totaled $144 million.

Robert Heinemann, President and Chief Executive Officer, commented, “Berry delivered 5% sequential oil production growth in the third quarter with increases from all four of the Company's development assets. Our Diatomite asset grew production 18% from second quarter levels, followed by 10% growth in our New Steam Floods, 6% growth in the Permian, and 5% growth in the Uinta. The Company's natural gas production declined an expected 3%, resulting in a more favorable mix of 76% oil, 24% natural gas. Operating margins were approximately $47 per BOE, supported by sales of our California oil at an $8.50 average premium to WTI.”

Total production for the third quarter of 2012 and second quarter of 2012 was as follows:

	Third Quarter 2012		Second Quarter 2012
Oil (BOE/D)	27,493	76%	26,296	74%
Natural gas (BOE/D)	8,793	24%	9,045	26%
Total (BOE/D)	36,286	100%	35,341	100%

Mr. Heinemann continued, “Our Diatomite asset delivered another quarter of sequential production growth, averaging 3,500 BOE/D. Our 2012 completions continue to meet our expectations, and we remain pleased with our revised development approach. Based on these results, we have accelerated our 2013 development into this year, with a slight increase in capital spending. In 2013, we plan to accelerate the development of our drilling pads and infrastructure so that we will have more drilling flexibility as we fully develop the asset over the next several years.”
“Third quarter production from the Company's New Steam Floods projects averaged 1,925 BOE/D, up 10% from the second quarter. We added a number of steam flood patterns at McKittrick to accelerate our heavy oil recovery. The Company plans to drill additional wells here in the fourth quarter of 2012. Our legacy South Midway properties averaged 12,720 BOE/D in the third quarter, in-line with second quarter production.”

Contact: Berry Petroleum Company	Investors and Media
1999 Broadway, Suite 3700	Zach Dailey, 1-303-999-4071
Denver, Colorado 80202	Shawn Canaday, 1-303-999-4000

Internet: www.bry.com	SOURCE: Berry Petroleum Company

“The Company is pleased to announce the purchase of approximately 14,000 net acres with a 96% working interest in the Uinta for $40 million. This acreage is contiguous to our Brundage Canyon asset. The acquisition is expected to add approximately 200 identified drilling locations in addition to the 350 Ashley Forest locations gained from the EIS approval we received in the second quarter. Overall, Berry has added approximately 28,000 net acres to our Uinta position in 2012.”
In the third quarter, production from the Company's Uinta properties averaged 5,940 BOE/D, 5% higher than the second quarter. The Company utilized a four-rig program and drilled 37 commingled Green River / Wasatch wells targeting higher oil potential areas. Across the basin, Berry's 2012 Uinta wells have delivered 30-day average IPs ranging between 70 and 190 BOE/D. The Company plans to drill an additional 26 commingled wells in the fourth quarter.
Michael Duginski, Executive Vice President and Chief Operating Officer, stated, “Production from our Permian properties was 6% higher during the third quarter at approximately 6,860 BOE/D. We drilled 20 wells with a six-rig program, and expect to drill 16 additional wells with four rigs during the fourth quarter of 2012. Appraisal of our prospective acreage outside the Wolfberry fairway is progressing on schedule and we expect to determine its development potential by year-end. While our Permian production continues to grow, we are still experiencing higher line pressure, periodic gas plant downtimes, and ethane rejection as a result of record activity levels in the Permian basin.”
Mr. Heinemann continued, "We are pleased to see our four major oil projects continue to add production in the third quarter. However, ongoing gas processing constraints in the Permian and a temporary facility issue in the Diatomite have caused 2012 average production to be approximately 36,200 BOE/D. Capital spending will be about $675 million, which includes the accelerated development of the Diatomite."

2013 Outlook
Mr. Heinemann said, “While still in the process of finalizing 2013 development plans, Berry expects its capital investments will grow oil production by approximately 10 - 15% in 2013 with total company production growth targeted at 5 - 10%. We anticipate our 2013 development capital budget to range between $500 - 600 million. The distribution of capital will be about 50% in California and about 25% each in the Permian and Uinta. Including the acceleration into 2012, the Company plans to drill 175 Diatomite wells as part of its 2013 development plan. We will also continue to expand our Diatomite infrastructure. These investments, along with the ability to drill wells near areas with active steam, should give Berry more operational flexibility as it develops the asset going forward. We will continue to pursue small bolt-on acquisition opportunities in our three oil basins in 2013 to expand our footprint and grow our drilling inventory."

2012 Guidance
For 2012 the Company is issuing the following per BOE guidance:
	Anticipated range			Three Months Ended	Nine Months Ended
	2012			09/30/2012	09/30/2012
Operating costs—oil and natural gas production	$17.00	-	19.50	21.20	19.35
Production taxes	2.75	-	3.50	2.91	3.10
DD&A—oil and natural gas production	15.00	-	18.00	17.64	16.40
General and administrative	4.25	-	5.50	5.32	5.52
Interest expense	5.50	-	6.25	6.16	6.34
Total	$44.50	-	52.75	$53.23	$50.71

Teleconference Call

An earnings conference call will be held Thursday, November 1, 2012 at 12:00 p.m. Eastern Time (10:00 a.m. Mountain Time). Dial 877-881-2598 to participate, using passcode 43445818. International callers may dial 973-638-3235, using passcode 43445818. For a digital replay available until November 11, 2012, dial 855-859-2056, passcode 43445818. Listen live or via replay on the web at www.bry.com.

Non-GAAP Financial Measures

This press release includes discussion of “discretionary cash flow,” “adjusted net earnings,” and “operating margin per BOE,” each of which are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended. Discretionary cash flow consists of cash provided by operating activities before changes in working capital items. The Company uses discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations for each period before changes in working capital, which fluctuates due to the timing of collections of receivables and the settlements of liabilities. Adjusted net earnings consists of net earnings before non-cash derivatives gains (losses), oil and natural gas property impairments and charges related to the extinguishment of debt. The Company believes that adjusted net earnings is useful for evaluating the Company's operational performance from oil and natural gas properties. Operating margin per BOE consists of oil and natural gas revenues less oil and natural gas operating expenses and production taxes divided by the total BOEs produced during the period. The Company uses operating margin per barrel as a measure of profitability and believes it provides useful information to investors because it relates the Company's oil and natural gas revenue and oil and natural gas operating expenses to its total units of production providing a gross margin per unit of production, allowing investors to evaluate how the Company's profitability varies on a per unit basis each period. These measures should not be considered in isolation or as a substitute for their most directly comparable GAAP measures. Other companies calculate non-GAAP measures differently and, therefore, the non-GAAP measures presented in this release may not be comparable to similarly titled measures used by other companies.

Explanation and Reconciliation of Non-GAAP Financial Measures

Discretionary Cash Flow ($ millions):

	Three Months Ended
	9/30/2012	6/30/2012
Net cash provided by operating activities	$143.5	$92.7
Net decrease (increase) current assets	6.5	(14.9)
Net (increase) decrease in current liabilities including book overdraft	(24.7)	6.2
Cash premiums for repurchases of notes	—	34.7
Discretionary cash flow	$125.3	$118.7

Adjusted Net Earnings ($ millions):

Three Months Ended
9/30/2012
Adjusted net earnings	$39.3
After tax adjustments:
Non-cash derivative loss	(20.0)
Legal Matter	0.1
Dry hole expense	(1.4)
Gain on sale of rigs	0.1
Net earnings, as reported	$18.1

Operating Margin Per BOE:

	Three Months Ended
	9/30/2012	6/30/2012
Average sales price including cash derivative settlements	$71.45	$70.40
Operating cost—oil and natural gas production	21.20	19.42
Production taxes	2.91	3.01
Operating margin	$47.34	$47.97

About Berry Petroleum Company

Berry Petroleum Company is a publicly traded independent oil and natural gas production and exploitation company with operations in California, Texas, Utah, and Colorado. The Company uses its web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.bry.com.

Safe Harbor Under the “Private Securities Litigation Reform Act of 1995”

Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “estimate,” “expect,” “would,” “will,” “target,” “goal,” “potential,” and forms of those words and others indicate forward-looking statements. These statements include but are not limited to forward-looking statements about the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors which could affect actual results are discussed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	9/30/2012	6/30/2012
REVENUES
Oil and natural gas sales	$232,916	$221,781
Electricity sales	9,514	5,860
Natural gas marketing	1,939	1,580
Gain (loss) on sale of assets	170	(163)
Interest and other income, net	286	645
	244,825	229,703
EXPENSES
Operating costs—oil and natural gas production	70,778	62,461
Operating costs—electricity generation	4,727	4,256
Production taxes	9,700	9,690
Depreciation, depletion & amortization—oil and natural gas production	58,887	52,026
Depreciation, depletion & amortization—electricity generation	461	455
Natural gas marketing	1,753	1,387
General and administrative	17,767	17,965
Interest	20,572	20,789
Dry hole, abandonment, impairment and exploration	2,729	1,547
Extinguishment of debt	—	41,526
Realized and unrealized loss (gain) on derivatives, net	28,287	(113,082)
Impairment of oil and natural gas properties	—	38
	215,661	99,058
Earnings before income taxes	29,164	130,645
Income tax provision	11,038	49,629
Net earnings	$18,126	$81,016

Basic net earnings per share	$0.33	$1.47
Diluted net earnings per share	$0.33	$1.46

Dividends per share	$0.08	$0.08

CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	9/30/2012	12/31/2011
ASSETS
Current assets	141,221	167,634
Oil and natural gas properties, (successful efforts basis) buildings and equipment, net	3,010,126	2,531,393
Derivative instruments	11,122	7,027
Other assets	30,891	28,898
	$3,193,360	$2,734,952
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	253,358	231,173
Deferred income taxes	248,018	185,450
Long-term debt	1,612,542	1,380,192
Derivative instruments	1,358	15,505
Other long-term liabilities	101,798	81,903
Shareholders’ equity	976,286	840,729
	$3,193,360	$2,734,952

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended
	9/30/2012	6/30/2012
Cash flows from operating activities:
Net earnings	$18,126	$81,016
Depreciation, depletion and amortization	59,348	52,481
(Gain) loss on sale of assets	(170)	163
Extinguishment of debt	—	6,842
Amortization of debt issuance costs and net discount	1,662	1,651
Impairment of oil and natural gas properties	1	38
Dry hole and impairment	2,304	211
Derivatives	32,141	(109,738)
Stock-based compensation expense	2,163	2,322
Deferred income taxes	10,729	50,215
Other, net	(1,096)	(1,207)
Allowance for bad debt	135	—
Change in book overdraft	10,201	(2,119)
Net changes in operating assets and liabilities	8,005	10,786
Net cash provided by operating activities	143,549	92,661

Cash flows from investing activities:
Exploration and development of oil and natural gas properties	(195,068)	(161,210)
Property acquisitions	(50,855)	(16,322)
Capitalized interest	(4,254)	(4,533)
Proceeds from sale of assets	1,572	22
Deposits on asset sales	—	—
Net cash used in investing activities	(248,605)	(182,043)

Net cash provided by financing activities	105,079	45,467

Net increase (decrease) in cash and cash equivalents	23	(43,915)
Cash and cash equivalents at beginning of period	81	43,996
Cash and cash equivalents at end of period	$104	$81

OPERATING DATA
(unaudited)

	Three Months Ended
	9/30/2012	6/30/2012	Change
Oil and natural gas:
Heavy oil production (BOE/D)	18,149	17,395
Light oil production (BOE/D)	9,344	8,901
Total oil production (BOE/D)	27,493	26,296
Natural gas production (Mcf/D)	52,758	54,271
Total (BOE/D)	36,286	35,341

Oil and natural gas, per BOE:
Average realized sales price	$70.22	$69.07	2%
Average sales price including cash derivative settlements	71.45	70.40	1%

Oil, per BOE:
Average WTI price	$92.20	$93.35	(1)%
Price sensitive royalties	(3.12)	(3.55)
Quality differential and other	(0.68)	(0.51)
Oil derivatives non-cash amortization	(1.10)	(1.12)
Oil revenue per BOE	$87.30	$88.17	(1)%
Add: Oil derivatives non-cash amortization	1.10	1.12
Oil derivative cash settlements	0.64	0.79
Average realized oil price	$89.04	$90.08	(1)%

Natural gas price:
Average Henry Hub price per MMBtu	$2.80	$2.21	27%
Conversion to Mcf	0.19	0.15
Natural gas derivatives non-cash amortization	0.02	0.03
Location, quality differentials and other	(0.13)	(0.11)
Natural gas revenue per Mcf	$2.88	$2.28	26%
Natural gas derivatives non-cash amortization	(0.02)	(0.03)
Natural gas derivative cash settlements	(0.04)	(0.03)
Average realized natural gas price per Mcf	$2.82	$2.22	27%

Operating cost - oil and natural gas production per BOE	$21.20	$19.42	9%
Production taxes per BOE	2.91	3.01
Total operating costs per BOE	$24.11	$22.43	7%

DD&A - oil and natural gas production per BOE	17.64	16.18	9%
General & administrative per BOE	5.32	5.59	(5)%
Interest expense per BOE	$6.16	$6.46	(5)%